Filed Pursuant to Rule 433
Registration Statement No. 333-180273

Final Term Sheet for the Notes

The Export-Import Bank of Korea

Final Term Sheet for US$750,000,000 Floating Rate Notes due 2017 (the “Floating Rate Notes”)

January 7, 2014

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. Dollar ($)

Issue size	US$750,000,000

Maturity Date	January 14, 2017

Settlement date	On or about January 14, 2014, which will be the fifth business day following the date of this final term sheet.

Interest Rate	Three-Month USD LIBOR plus 0.75% per annum (payable quarterly)

Day count	Interest on the Floating Rate Notes will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

Interest Payment Dates	On January 14, April 14, July 14 and October 14 of each year, commencing on April 14, 2014 and with interest accruing from January 14, 2014. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), that Interest Payment Date or the Maturity Date will be postponed to the following day that is a business day, except that if such next business day is in the next calendar month, then that Interest Payment Date or the Maturity Date will be the immediately preceding day that is a business day. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	100.00%

Gross Proceeds	US$750,000,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$747,750,000

Denominations	US$200k/1k

CUSIP	302154 BL2

ISIN	US302154BL24

Common Code	101472299

Format	The Floating Rate Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Floating Rate Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Société Générale

Joint Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Société Générale, U.S. Bancorp Investments, Inc. and Woori Investment & Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

Calculation Agent

The Bank of New York Mellon

In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three- Month USD LIBOR and its calculation of the applicable interest rate for each Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Floating Rate Notes are held in global form. In the event that the Floating Rate Notes are held in certificated form, the interest rates for current and preceding Interest Periods will be published in the manner described under the heading “Description of The Notes—Notices” in the preliminary prospectus. We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed office of the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

The term “Three-Month USD LIBOR” herein means, with respect to any Interest Determination Date (as defined below):

(a)	the rate for three-month deposits in United States dollars commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, that appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the Interest Determination Date; or

(b)	if no rate appears on the particular Interest Determination Date on the Reuters Page LIBOR01, the rate calculated by the Calculation Agent as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the second London Banking Day (as defined below) succeeding the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London Banking Day succeeding the Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular Interest Determination Date.

“Reuters Page LIBOR01” means the display on Reuters (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association or any successor thereof as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London, England.

“Interest Determination Date” for any Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Interest Period” refers to the period from and including January 14, 2014 to but excluding the first Interest Payment Date and each successive period from and including an Interest Payment Date to but excluding the next Interest Payment Date.

The Export-Import Bank of Korea

Final Term Sheet for US$750,000,000 4.00% Notes due 2024 (the “Fixed Rate Notes”)

January 7, 2014

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. Dollar (US$)

Issue size	US$750,000,000

Maturity Date	January 14, 2024

Settlement date	On or about January 14, 2014, which will be the fifth business day following the date of this final term sheet.

Interest Rate	4.00% per annum (first interest payment will be made on July 14, 2014 and thereafter payable semi-annually)

Day count	30/360 (interest on the Fixed Rate Notes will accrue from January 14, 2014)

Interest Payment Dates	January 14 and July 14 of each year, commencing on July 14, 2014. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.43%

Gross Proceeds	US$745,725,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$743,475,000

Denominations	US$200k/1k

CUSIP	302154 BK4

ISIN	US302154BK41

Common Code	101472256

Format	The Fixed Rate Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the Fixed Rate Notes.

Governing Law	New York

Joint Bookrunners and Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Société Générale

Joint Lead Managers	Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Société Générale, U.S. Bancorp Investments, Inc. and Woori Investment & Securities Co., Ltd.

Fiscal Agent	The Bank of New York Mellon

This Final Term Sheet should be read in conjunction with the prospectus dated July 11, 2013, as supplemented by the preliminary prospectus supplement dated January 7, 2014 (the “Preliminary Prospectus Supplement”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus Supplement are to the Floating Rate Notes and the Fixed Rate Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.

The most recent prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/873463/000119312514003465/d650855d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.